News Release

For Further Information:

Linda McDougall, Media Relations, 816-932-7542, lmcdougall@hrblock.com

Scott Dudley, Investor Relations, 816-932-8342, sdudley@hrblock.com

H&R BLOCK ANNOUNCES MANAGEMENT CHANGE

FOR RELEASE NOV. 7, 2005, 4:30 p.m. EST

KANSAS CITY, Mo. – H&R Block Inc. (NYSE:HRB) today announced that Jeffery W. Yabuki, executive vice president and chief operating officer, will leave the company at the end of the month to become president, chief executive officer and a member of the board of directors of Fiserv Inc. (Nasdaq: FISV). The Brookfield, Wis., company provides information management systems and services worldwide to the financial and health benefits industries.

Yabuki joined H&R Block in 1999 and most recently has been responsible for aligning the delivery of financial services with the company’s tax clients. “I have been fortunate to work for a company whose mission is to help people improve their lives and achieve their financial goals. H&R Block people share a strong commitment to serving our clients, and that has made my decision to leave a difficult one,” Yabuki said. “However, my long-term career aspiration has been to lead and grow a company, and Fiserv presents me with that opportunity.”

H&R Block Chairman and Chief Executive Officer Mark A. Ernst noted that the timing of Yabuki’s departure, combined with the company’s strong leadership, will ensure a smooth transition. “One of the legacies Jeff leaves at H&R Block is the talented management team that he has helped recruit and develop,” Ernst said. “While we’ll miss Jeff, we have many bright, energetic and experienced leaders in key positions, and I’m confident in their abilities.

“I have known Jeff for many years, working with him at H&R Block and American Express, and therefore, I’m in a unique position to appreciate what a good opportunity this is for him,” Ernst said. “I am very grateful for his many contributions to H&R Block, and although I’m sorry to see Jeff leave, I’m pleased that he’ll be in a position to lead and inspire a new group of associates.”

The company said it will consider both internal and external candidates in filling Yabuki’s position.

About H&R Block:

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, mortgage, accounting and business consulting products and services. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries generated revenues of $4.4 billion and net income of $636 million in fiscal year 2005 from operations in four principal business segments: tax preparation and advice via in-office, online and software solutions; investment and financial advisory services; retail and wholesale mortgage services; and tax, accounting and business consulting services for midsized businesses. Headquartered in Kansas City, Mo., H&R Block markets its products and services under three leading brands – H&R Block, Option One and RSM McGladrey.  For more information, visit our Online Press Center at www.hrblock.com.

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